EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS

(Dollars in thousands)

	For the three months ended
	June 30, 2003			June 30, 2002
	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount

Basic EPS
Income available to common shareholders	$624	1,334,136	$0.47	$739	1,336,526	$0.55

Effect of dilutive securities
Options		52,709			45,852

Diluted EPS
Income available to common shareholders	624	1,386,846	$0.45	739	1,382,379	$0.53

	For the six months ended
	June 30, 2003			June 30, 2002
Basic EPS
Income available to common shareholders	$1,410	1,321,629	$1.06	$1,425	1,335,119	$1.07

Effect of dilutive securities
Options		50,529			43,009

Diluted EPS
Income available to common shareholders	1,410	1,372,159	$1.02	1,425	1,378,128	$1.03